Exhibit 99.1

TAL INTERNATIONAL GROUP, INC. REPORTS FOURTH QUARTER AND FULL YEAR 2015 RESULTS AND DECLARES $0.45 QUARTERLY DIVIDEND

Purchase, New York, February 24, 2016 – TAL International Group, Inc. (NYSE: TAL), one of the world’s largest lessors of intermodal freight containers and chassis, today reported results for the fourth quarter and full year ended December 31, 2015.

Highlights:

•
TAL reported Adjusted pre-tax income of $4.40 per fully diluted common share for the year ended December 31, 2015, a decrease of 24.3% from 2014. TAL reported leasing revenues of $608.0 million for the year ending December 31, 2015, an increase of 2.4% from 2014.

•
TAL reported Adjusted pre-tax income of $0.79 per fully diluted common share for the fourth quarter of 2015, a decrease of 46.6% from the fourth quarter of 2014. TAL reported leasing revenues of $153.8 million for the fourth quarter of 2015, a decrease of 0.1% from the fourth quarter of 2014.

•	TAL continued to achieve solid operational performance. Utilization averaged 93.7% for the fourth quarter of 2015 and averaged 96.0% for the full year.

•	TAL announced a quarterly dividend of $0.45 per share payable on March 24, 2016 to shareholders of record as of March 10, 2016.

•
TAL continues to make progress on its announced merger with Triton Container International Limited. All required anti-trust approvals have been received and the SEC review process of the S-4 registration statement filed by Triton International Limited is progressing. Detailed integration planning is well underway, and the merger is expected to close in the first half of 2016.

Financial Results

The following table depicts TAL’s selected key financial information for the fourth quarter and full year ended December 31, 2015 and 2014 (dollars in millions, except per share data):

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2015	2014	% Change	2015	2014	% Change
Adjusted pre-tax income(1)	$25.9	$49.5	(47.7%)	$145.0	$195.5	(25.8%)
Adjusted pre-tax income per share(1)	$0.79	$1.48	(46.6%)	$4.40	$5.81	(24.3%)
Leasing revenues	$153.8	$154.0	(0.1%)	$608.0	$594.0	2.4%
Adjusted EBITDA(1)	$128.1	$148.4	(13.7%)	$548.7	$577.1	(4.9%)
Adjusted net income(1)	$16.7	$32.4	(48.5%)	$93.8	$128.0	(26.7%)
Adjusted net income per share(1)	$0.51	$0.97	(47.4%)	$2.84	$3.80	(25.3%)
Net income	$13.3	$32.1	(58.6%)	$88.2	$124.0	(28.9%)
Net income per share	$0.40	$0.96	(58.3%)	$2.67	$3.68	(27.4%)
Note: All per share data is per fully diluted common share.

TAL considers Adjusted pre-tax results as the best measure of its operating performance since it considers gains and losses on interest rate swaps, the write-off of deferred financing costs, and transaction costs related to the pending merger with Triton Container International Limited ("Triton")

to be unrelated to operating performance and since it does not expect to pay any significant income taxes for a number of years due to the availability of accelerated tax depreciation on its existing container fleet and anticipated future equipment purchases.

Operating Performance

“TAL achieved solid results in 2015, while facing very difficult market conditions,” commented Brian M. Sondey, President and CEO of TAL International. “We generated Adjusted pre-tax income of $145.0 million in 2015, representing $4.40 per share. TAL also grew leasing revenue 2.4% from 2014, and continued to achieve a high level of returns. In 2015, we generated an Adjusted pre-tax return on tangible equity(1) of 14.0%.”

“While our results for the full year of 2015 were solid, pressure on our earnings increased throughout the year as the operating impacts of the difficult market conditions accumulated. In the fourth quarter of 2015, TAL generated $25.9 million of Adjusted pre-tax income, which represents a decrease of 48% from the fourth quarter of 2014 and a decrease of 29% from the third quarter of 2015.”

“Market conditions in 2015 were extremely challenging. Market lease rates reached all-time low levels due to a large drop in steel and new container prices, and lease re-pricing pressures accelerated. We also faced unusually low leasing demand in 2015 as containerized trade growth fell well below expectations. The gap between expected and actual growth led to an over-supply of containers in 2015 since leasing companies and shipping lines placed large orders for new containers at the beginning of the year in anticipation of solid growth. The combination of low demand and excess supply led to reduced pick-up volumes, increased drop-off volumes and a substantial decrease in TAL's utilization. Lower new container prices and reduced leasing demand has also led to an increase in disposal volumes and a roughly 20% decrease in sale prices for used containers.”

“The large decrease in used container sale prices in 2015 turned our historical gains on container disposals into disposal losses, and TAL recognized an $8.7 million loss on disposals in the fourth quarter of 2015. Roughly half of TAL’s disposal losses in the fourth quarter were caused by marking-to-market TAL’s inventory of containers waiting for sale. The negative mark-to-market will shrink when used container sale prices stabilize.”

“While down, our utilization remains at a high level and continues to support our profitability. Our utilization averaged 93.7% in the fourth quarter of 2015, and finished the quarter at 93.0%. Our utilization currently stands at 92.1%. The resiliency of our utilization during these extreme market conditions reflects the underlying strength of our lease portfolio. As of December 31, 2015, 76.4% of our containers on-hire were covered by long-term or finance leases, and these leases have an average remaining duration of 42 months assuming no leases are renewed. Our containers are also supported by our lease structuring discipline, especially in ensuring the vast majority of our containers on lease must be returned to traditionally strong export locations. Over 95% of our dry container leasing inventory is located in Asia, which should allow us to push the containers back on-hire when leasing demand improves.”

“We purchased approximately $625 million of new and sale-leaseback containers for delivery in 2015. Most of our new container investment in 2015 was placed early in the year, while we invested in sale leaseback transactions throughout the year. This solid level of investment in a challenging year reflects TAL’s strong supply capability and close customer relationships.”

Outlook

Mr. Sondey continued, “The first quarter is typically our weakest quarter of the year since it represents the slow season for dry containers, and market conditions are unlikely to improve during this seasonally weak period. We expect our utilization and other key operating metrics will continue to deteriorate, and expect our negative earnings trend will continue through the first quarter of 2016.”

“We expect that the supply / demand balance for containers will improve after the first quarter if trade growth is at least moderately positive. New container production has been limited since the middle of 2015, and leasing companies and shipping lines are generally accelerating their disposals of older containers. As a result, positive trade growth should create demand for our existing containers and allow us to recapture some of our lost utilization. On the other hand, lease pricing pressure will continue as long as steel and new container prices remain low. We expect our Adjusted pre-tax income will decrease from 2015 to 2016, though our quarterly earnings in 2016 may improve sequentially after the first quarter if TAL is successful in pushing utilization back up.”

Dividend

TAL’s Board of Directors has approved and declared a $0.45 per share quarterly cash dividend on its issued and outstanding common stock, payable on March 24, 2016 to shareholders of record at the close of business on March 10, 2016. Based on the information available today, we believe this distribution will qualify as a return of capital rather than a taxable dividend for U.S. tax purposes. Investors should consult with a tax adviser to determine the proper tax treatment of this distribution.

Announced Merger with Triton Container International Limited

Mr. Sondey concluded, “We are making good progress on our announced merger with Triton Container International to create the world's largest, most efficient and most capable container leasing company. We have received all required anti-trust approvals and the SEC review process of the S-4 registration statement filed by Triton International Limited is progressing. We are also making good progress with integration planning. Much of the commercial leadership for the combined company has been identified, and we expect our systems integration plan will be developed well ahead of the merger closing. We believe we will be able to achieve roughly $40 million of administrative cost reductions which should be fully implemented by the end of 2016. We continue to expect the transaction will generate more than 30% earnings per share accretion for TAL’s shareholders once the anticipated merger benefits are fully realized.”

Investors’ Webcast

TAL will hold a Webcast at 9 a.m. (New York time) on Thursday, February 25, 2016 to discuss its fourth quarter and full year results. An archive of the Webcast will be available one hour after the live call through Friday, April 8, 2016. To access the live Webcast or archive, please visit TAL’s website at http://www.talinternational.com.

About TAL International Group, Inc.

TAL is one of the world’s largest lessors of intermodal freight containers and chassis with 17 offices in 11 countries and approximately 230 third-party container depot facilities in 40 countries. TAL's global operations include the acquisition, leasing, re-leasing and subsequent sale of multiple types of intermodal containers and chassis. TAL’s fleet consists of approximately 1,531,000 containers and related equipment representing approximately 2,513,000 twenty-foot equivalent units (TEUs). This places TAL among the world’s largest independent lessors of intermodal containers and chassis as measured by fleet size.

Contact

John Burns
Senior Vice President and Chief Financial Officer
Investor Relations
(914) 697-2900

Important Cautionary Information Regarding Forward-Looking Statements

Certain statements included in this communication are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “may”, “should”, “would”, “plan”, “intend”, “anticipate”, “believe”, “estimate”, “predict”, “potential”, “seem”, “seek”, “continue”, “future”, “will”, “expect”, “outlook” or other similar words, phrases or expressions. These forward-looking statements include statements regarding our views, estimates, plans and outlook, industry, future events, the proposed transaction between Triton Container International Limited (“Triton”) and TAL International Group, Inc. (“TAL International”) , the estimated or anticipated future results and benefits of Triton and TAL International following the transaction, including estimated synergies, the likelihood and ability of the parties to successfully close the proposed transaction, future opportunities for the combined company, and other statements that are not historical facts. These statements are based on the current expectations of Triton and TAL International management and are not predictions of actual performance. These statements are subject to a number of risks and uncertainties regarding Triton’s and TAL International’s respective businesses and the transaction, and actual results may differ materially. These risks and uncertainties include, but are not limited to, changes in the business environment in which Triton and TAL International operate, including inflation and interest rates, and general financial, economic, regulatory and political conditions affecting the industry in which Triton and TAL International operate; changes in taxes, governmental laws, and regulations; competitive product and pricing activity; difficulties of managing growth profitably; the loss of one or more members of Triton’s or TAL International’s management team; the ability of the parties to successfully close the proposed transaction; failure to realize the anticipated benefits of the transaction, including as a result of a delay in completing the transaction or a delay or difficulty in integrating the businesses of Triton and TAL International; uncertainty as to the long-term value of Triton International Limited (“Holdco”) common shares; the expected amount and timing of cost savings and operating synergies; failure to receive the approval of the stockholders of TAL International for the transaction, and those discussed in TAL International’s Annual Report on Form 10-K for the year ended December 31, 2014 under the heading “Risk Factors,” as updated from time to time by TAL International’s Quarterly Reports on Form 10-Q and other documents of TAL International on file with the Securities and Exchange Commission ("SEC") and in the registration statement on Form S-4 that was filed with the SEC by Holdco. There may be additional risks that neither Triton nor TAL International presently know or that Triton and TAL International currently believe are immaterial which could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements provide Triton’s and TAL International’s expectations, plans or forecasts of future events and views as of the date of this communication. Triton and TAL International anticipate that subsequent events and developments will cause Triton’s and TAL International’s assessments to change. However, while Triton and TAL International may elect to update these forward-looking statements at some point in the future, Triton and TAL International specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing Triton’s and TAL International’s assessments as of any date subsequent to the date of this communication.

No Offer or Solicitation

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Additional Information

This communication is not a solicitation of a proxy from any stockholder of TAL International. In connection with the proposed transaction, Holdco has filed with the SEC a registration statement on Form S-4 that includes a preliminary prospectus of Holdco and also includes a preliminary proxy statement of TAL International. The SEC has not yet declared the registration statement effective. After it is declared effective, TAL International will mail the proxy statement/prospectus to its stockholders. INVESTORS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) BECAUSE IT CONTAINS IMPORTANT INFORMATION. You are able to obtain the proxy statement/prospectus, as well as other filings containing information about TAL free of charge, at the website maintained by the SEC at www.sec.gov. Copies of the proxy statement/prospectus and the filings with the SEC that are incorporated by reference in the proxy statement/prospectus can also be obtained, free of charge, by directing a request to TAL International Group, Inc., 100 Manhattanville Road, Purchase, New York 10577, Attention: Secretary.

The respective directors and executive officers of Triton, TAL International and Triton International Limited (“Holdco”) and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding TAL International’s directors and executive officers is available in its proxy statement filed with the SEC on March 19, 2015. Other information regarding the participants in the proxy solicitation and their respective interests are included in the proxy statement/prospectus and will be contained in other relevant materials to be filed with the SEC when they become available. These documents can be obtained free of charge from the sources indicated above.

(1) Adjusted pre-tax income, Adjusted EBITDA, Adjusted net income, and Adjusted pre-tax return on tangible equity are non-GAAP measurements we believe are useful in evaluating our operating performance. TAL’s definition and calculation of Adjusted pre-tax income, Adjusted EBITDA, Adjusted net income, and Adjusted pre-tax return on tangible equity are outlined in the attached schedules.

Please see Financial Tables below for a detailed reconciliation of these financial measurements.
-Financial Tables Follow-

TAL INTERNATIONAL GROUP, INC.
Consolidated Balance Sheets
(Dollars in thousands, except share data)

	December 31, 2015	December 31, 2014
ASSETS:
Leasing equipment, net of accumulated depreciation and allowances of $1,218,826 and $1,055,864	$3,908,292	$3,674,031
Net investment in finance leases, net of allowances of $805 and $1,056	177,737	219,872
Equipment held for sale	74,899	59,861
Revenue earning assets	4,160,928	3,953,764
Unrestricted cash and cash equivalents	58,907	79,132
Restricted cash	30,302	35,649
Accounts receivable, net of allowances of $1,314 and $978	95,709	85,681
Goodwill	74,523	74,523
Other assets	13,620	11,400
Fair value of derivative instruments	87	1,898
Total assets	$4,434,076	$4,242,047
LIABILITIES AND STOCKHOLDERS' EQUITY:
Equipment purchases payable	$20,009	$88,336
Fair value of derivative instruments	20,348	10,394
Accounts payable and other accrued expenses	56,096	57,877
Net deferred income tax liability	456,123	411,007
Debt, net of unamortized deferred financing costs of $25,245 and $32,937	3,216,488	3,007,905
Total liabilities	3,769,064	3,575,519
Stockholders' equity:
Preferred stock, $0.001 par value, 500,000 shares authorized, none issued	—	—
Common stock, $0.001 par value, 100,000,000 shares authorized, 37,167,134 and 37,006,283 shares issued respectively	37	37
Treasury stock, at cost, 3,911,843 and 3,829,928 shares	(75,310)	(71,917)
Additional paid-in capital	511,297	504,891
Accumulated earnings	248,183	246,766
Accumulated other comprehensive (loss)	(19,195)	(13,249)
Total stockholders' equity	665,012	666,528
Total liabilities and stockholders' equity	$4,434,076	$4,242,047

TAL INTERNATIONAL GROUP, INC.
Consolidated Statements of Income
(Dollars and shares in thousands, except earnings per share)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Leasing revenues:
Operating leases	$150,057	$149,346	$591,665	$573,778
Finance leases	3,474	4,237	15,192	18,355
Other revenues	234	409	1,147	1,873
Total leasing revenues	153,765	153,992	608,004	594,006

Equipment trading revenues	13,512	11,410	62,195	56,436
Equipment trading expenses	(13,444)	(9,796)	(58,001)	(49,246)
Trading margin	68	1,614	4,194	7,190

Net (loss) gain on sale of leasing equipment	(8,683)	560	(13,646)	6,987

Operating expenses:
Depreciation and amortization	62,422	59,515	242,538	224,753
Direct operating expenses	17,067	7,840	48,902	33,076
Administrative expenses	16,843	11,122	51,154	45,399
Provision for doubtful accounts	65	154	133	212
Total operating expenses	96,397	78,631	342,727	303,440
Operating income	48,753	77,535	255,825	304,743
Other expenses:
Interest and debt expense	28,958	28,063	118,280	109,265
Write-off of deferred financing costs	—	120	895	5,192
Net (gain) loss on interest rate swaps	(809)	370	205	780
Total other expenses	28,149	28,553	119,380	115,237
Income before income taxes	20,604	48,982	136,445	189,506
Income tax expense	7,330	16,927	48,233	65,461
Net income	$13,274	$32,055	$88,212	$124,045
Net income per common share—Basic	$0.40	$0.97	$2.68	$3.70
Net income per common share—Diluted	$0.40	$0.96	$2.67	$3.68
Cash dividends paid per common share	$0.45	$0.72	$2.61	$2.88
Weighted average number of common shares outstanding—Basic	32,865	33,110	32,861	33,482
Dilutive stock options and restricted stock	109	228	118	182
Weighted average number of common shares outstanding—Diluted	32,974	33,338	32,979	33,664

TAL INTERNATIONAL GROUP, INC.
Consolidated Statements of Cash Flows
(Dollars in thousands)

	Year Ended December 31,
	2015	2014	2013
Cash flows from operating activities:
Net income	$88,212	$124,045	$143,166
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	242,538	224,753	205,073
Amortization of deferred financing costs	7,602	7,729	7,260
Amortization of net loss on terminated derivative instruments designated as cash flow hedges	2,618	2,479	3,020
Amortization of lease intangibles	3,713	130	—
Net loss (gain) on sale of leasing equipment	13,646	(6,987)	(26,751)
Net loss (gain) on interest rate swaps	205	780	(8,947)
Write-off of deferred financing costs	895	5,192	4,000
Deferred income taxes	48,233	65,461	77,699
Stock compensation charge	6,452	5,984	5,216
Changes in operating assets and liabilities:
Net equipment (purchased) sold for resale activity	(4,878)	(6,671)	(11,186)
Net realized loss on interest rate swaps terminated prior to their contractual maturities	—	(4,953)	(24,235)
Accounts receivable	(10,028)	(11,507)	(2,811)
Net (deferred revenue)	(7,098)	(5,696)	(1,572)
Accounts payable and other accrued expenses	8,123	(720)	(3,982)
Income taxes payable	—	67	(220)
Other assets	245	(1,279)	958
Net cash provided by operating activities	400,478	398,807	366,688
Cash flows from investing activities:
Purchases of leasing equipment and investments in finance leases	(704,178)	(670,529)	(660,492)
Proceeds from sale of equipment, net of selling costs	125,525	165,990	140,724
Cash collections on finance lease receivables, net of income earned	42,860	47,607	39,470
Other	(101)	(253)	84
Net cash (used in) investing activities	(535,894)	(457,185)	(480,214)
Cash flows from financing activities:
Purchases of treasury stock	(4,446)	(34,382)	—
Stock options exercised, related activity, and excess tax benefits from stock compensation	38	(234)	(235)
Financing fees paid under debt facilities	(805)	(16,702)	(13,897)
Borrowings under debt facilities and proceeds under capital lease obligations	665,000	1,828,545	1,206,735
Payments under debt facilities and capital lease obligations	(464,183)	(1,605,666)	(993,011)
Decrease (increase) in restricted cash	5,347	(6,523)	6,711
Common stock dividends paid	(85,760)	(96,403)	(89,745)
Net cash provided by financing activities	115,191	68,635	116,558
Net (decrease) increase in unrestricted cash and cash equivalents	$(20,225)	$10,257	$3,032
Unrestricted cash and cash equivalents, beginning of period	79,132	68,875	65,843
Unrestricted cash and cash equivalents, end of period	$58,907	$79,132	$68,875
Supplemental disclosures:
Interest paid	$108,488	$99,895	$101,535
Income taxes (refunded) paid	$—	$(67)	$225
Supplemental non-cash investing activities:
Accrued and unpaid purchases of equipment	$20,009	$88,336	$112,268

The following table sets forth TAL’s equipment fleet utilization(2) as of and for the quarter and year ended December 31, 2015:

Average and Ending Utilization for the Quarter Ended December 31, 2015
Average Utilization	Ending Utilization
93.7%	93.0%

(2)	Utilization is computed by dividing TAL’s total units on lease (in CEUs) by the total units in TAL’s fleet (in CEUs) excluding new units not yet leased and off-hire units designated for sale.

The following table provides the composition of TAL’s equipment fleet as of December 31, 2015 (in units, TEUs and cost equivalent units, or “CEUs”):

	December 31, 2015
	Equipment Fleet in Units	Equipment Fleet in TEUs
Dry	1,351,170	2,190,940
Refrigerated	70,505	134,204
Special	56,118	102,081
Tank	11,243	11,243
Chassis	21,216	38,210
Equipment leasing fleet	1,510,252	2,476,678
Equipment trading fleet	21,135	35,989
Total	1,531,387	2,512,667

	December 31, 2015
	Equipment Fleet in CEUs
Operating leases	2,801,607
Finance leases	197,225
Equipment trading fleet	107,079
Total	3,105,911

Non-GAAP Financial Measures

We use the terms "EBITDA", “Adjusted EBITDA”, "Adjusted pre-tax income", "Adjusted net income", and "Adjusted pre-tax return on tangible equity" throughout this press release.

EBITDA is defined as net income before interest and debt expense, income tax expense, depreciation and amortization, and the write-off of deferred financing costs. Adjusted EBITDA is defined as EBITDA excluding gains and losses on interest rate swaps, plus principal payments on finance leases, plus non-recurring transaction costs related to the pending merger with Triton.

Adjusted pre-tax income is defined as income before income taxes as further adjusted for certain items which are described in more detail below, which management believes are not representative of our operating performance. Adjusted pre-tax income excludes gains and losses on interest rate swaps, the write-off of deferred financing costs, and transaction costs related to the pending merger with Triton. Adjusted net income is defined as net income further adjusted for the items discussed above, net of income tax.

Adjusted pre-tax return on tangible equity is defined as the annual Adjusted pre-tax income divided by the Average adjusted tangible equity. Adjusted tangible equity is defined as total stockholders' equity plus net deferred income tax liability and the net fair value of derivative instruments less goodwill.

EBITDA, Adjusted EBITDA, Adjusted pre-tax income, Adjusted net income, and Adjusted pre-tax return on tangible equity are not presentations made in accordance with U.S. GAAP. EBITDA, Adjusted EBITDA, Adjusted pre-tax income, Adjusted net income, and Adjusted pre-tax return on tangible equity should not be considered as alternatives to, or more meaningful than, amounts determined in accordance with U.S. GAAP, including net income, or net cash from operating activities.

We believe that EBITDA, Adjusted EBITDA, Adjusted pre-tax income, Adjusted net income, and Adjusted pre-tax return on tangible equity are useful to an investor in evaluating our operating performance because:

-- these measures are widely used by securities analysts and investors to measure a company’s operating performance and available liquidity to service debt and fund investments without regard to debt or capital structure, income tax rates and depreciation policy estimates, which can vary substantially from company to company;

-- these measures help investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the impact of our capital structure, our asset base and certain non-routine events which we do not expect to occur in the future; and

-- these measures are used by our management for various purposes, including as measures of operating performance and liquidity, to assist in comparing performance from period to period on a consistent basis, in presentations to our board of directors concerning our financial performance and as a basis for strategic planning and forecasting.

We have provided a reconciliation of net income, the most directly comparable U.S. GAAP measure, to EBITDA in the tables below for the three and twelve months ended December 31, 2015 and 2014. We have also provided reconciliations of income before income taxes and net income, the most directly comparable U.S. GAAP measures, to Adjusted pre-tax income and Adjusted net income in the tables below for the three and twelve months ended December 31, 2015 and 2014.

We have also provided reconciliations of Operating cash flows to Adjusted EBITDA and Adjusted pre-tax return on tangible equity in the tables below for the current quarter.

TAL INTERNATIONAL GROUP, INC. Non-GAAP Reconciliations of Adjusted Pre-tax Income and Adjusted Net Income (Dollars and Shares in Thousands, Except Per Share Data)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Income before income taxes	$20,604	$48,982	$136,445	$189,506
Add:
Write-off of deferred financing costs	—	120	895	5,192
Net (gain) loss on interest rate swaps	(809)	370	205	780
Transaction costs related to pending merger	6,100	—	7,500	—
Adjusted pre-tax income	$25,895	$49,472	$145,045	$195,478
Adjusted pre-tax income per fully diluted common share	$0.79	$1.48	$4.40	$5.81
Weighted average number of common shares outstanding—Diluted	32,974	33,338	32,979	33,664

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Net income	$13,274	$32,055	$88,212	$124,045
Add:
Write-off of deferred financing costs, net of tax	—	78	579	3,398
Net (gain) loss on interest rate swaps, net of tax	(521)	242	133	511
Transaction costs related to pending merger, net of tax	3,929	—	4,849	—
Adjusted net income	$16,682	$32,375	$93,773	$127,954
Adjusted net income per fully diluted common share	$0.51	$0.97	$2.84	$3.80
Weighted average number of common shares outstanding—Diluted	32,974	33,338	32,979	33,664

TAL INTERNATIONAL GROUP, INC. Non-GAAP Reconciliations of EBITDA (Dollars in Thousands)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Net income	$13,274	$32,055	$88,212	$124,045
Add:
Depreciation and amortization	62,422	59,515	242,538	224,753
Interest and debt expense	28,958	28,063	118,280	109,265
Write-off of deferred financing costs	—	120	895	5,192
Income tax expense	7,330	16,927	48,233	65,461
EBITDA	$111,984	$136,680	$498,158	$528,716

TAL INTERNATIONAL GROUP, INC. Non-GAAP Reconciliations of Operating Cash Flows to Adjusted EBITDA (Dollars in Thousands)
	Twelve Months Ended December 31,
	2015	2014
Net cash provided by operating activities	$400,478	$398,807
Non-cash expenses	(20,385)	(16,322)
(Loss) gain on sale of equipment	(13,646)	6,987
Changes in operating assets & liabilities	13,636	30,759
Interest expense	118,280	109,265
Principal payments on finance leases	42,860	47,607
Transaction costs related to pending merger	7,500	—
Adjusted EBITDA	$548,723	$577,103

TAL INTERNATIONAL GROUP, INC. Non-GAAP Reconciliations of Adjusted Pre-tax Return on Tangible Equity (Dollars in Thousands)
	Balance as of December 31, 2015	Balance as of December 31, 2014
Total stockholders' equity	$665,012	$666,528
Net deferred income tax liability	456,123	411,007
Net fair value of derivative instruments liability	20,261	8,496
Goodwill	(74,523)	(74,523)
Total adjusted tangible equity	$1,066,873	$1,011,508
Average adjusted tangible equity(a)	$1,039,191
Adjusted pre-tax income	$145,045
Adjusted pre-tax return on tangible equity	14.0%

(a) Calculated by taking the average of the current year's and the prior year's ending total Adjusted tangible equity.